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                                                                   EXHIBIT 10.48



        THIS AGREEMENT is made as of this twenty-eighth day of April, 1998, by and between Decora, Incorporated (dba Decora Manufacturing) (the "Company"), a Delaware Corporation and Konrad Hornschuch AG, a German company ("Hornschuch") with reference to the following facts.

                                R E C I T A L S:


        A. The Company's parent company owns all of the stock of Decora Industries Deutschland GmbH ("German Holdings"). German Holdings owns approximately 75% of the stock of Hornschuch; however, the parties have undertaken to conduct their business relationship at arm's length at all times.

        B. The Company is purchasing assets of Rubbermaid, Incorporated's decorative coverings group (the "Rubbermaid Acquisition") which will include rights to shelf space at approximately 15,000 retailers in the United States.

        C. Hornschuch wishes to have certain products which it manufactures distributed through certain established distribution channels in the United States.

        D. The Company wishes to purchase self-adhesive decorative covering products which are manufactured by Hornschuch for distribution and sale within an exclusive Territory (as hereinafter defined).

        E. Hornschuch's participation in the Rubbermaid Acquisition shall include a secured loan in the amount of DM18 million and a license agreement which provides Hornschuch rights to use the Contact(R) trademark on products outside of North America (the "License Agreement").

               NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                    ARTICLE 1

                                SALE OF PRODUCTS

               1.1 Products Covered. Hornschuch agrees to manufacture and the Company agrees to purchase products including its d-c-fix line and other products that the Company wishes to sell (collectively "Products"). Such Products will be furnished as finished or semi-finished goods.

               1.2 Exclusive Rights. Except as provided in this paragraph Hornschuch hereby provides the Company with the exclusive right to purchase and sell Products in North America (the "Territory") during the Term of this Agreement. During the Term of this Agreement, Hornschuch shall not license the right to sell Products in the Territory to any other entity. If Hornschuch receives


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any inquiry regarding Products in the Territory, such inquiry shall be referred to the Company. This Agreement in no way limits Hornschuch's rights to license, market or distribute Products outside the Territory, or to any of its current customers on the date of this Agreement within the Territory.

               1.3 Ownership and Use of Trademark. Whenever the Company uses a trademark in advertising or in any other manner in connection with the Products which it sells or distributes, the Company shall indicate Hornschuch's ownership of the trademark. When using the trademark under this Agreement, the Company undertakes to comply with substantially all laws pertaining to trademarks in force at any time in the Territory, including, but not limited to, compliance with marketing requirements. In no event shall the Company have any ownership interest in or make any filing for any trademark or tradename owned by Hornschuch. The Company shall be entitled to place its own trademarks on Products.


                                    ARTICLE 2

                                      SALES

               2.1 Orders. Company shall order Products from Hornschuch by issuing a purchase order ("Purchase Order") specifying the Product number, quantity required, Product price, required delivery, and any applicable special instructions. Hornschuch will acknowledge such Purchase Order within seven days of its receipt with a written order confirmation. If Hornschuch is able to supply part, but not all of the Products specified in the Purchase Order, Hornschuch's acknowledgement of the Purchase Order shall so specify, and the sales order between the parties shall be limited to the Products covered by such acknowledgement.

               2.2 Prices.

                      a) The initial price for each Product shall be determined in accordance with a price list to be attached as Schedule 2.2 hereto, prior to the first shipment of Product hereunder. This price list and all updated price lists shall constitute an integral and inseparable part of this Agreement with binding effect on both parties once signed by both parties and attached hereto. The initial price list attached hereto shall be binding for the initial twelve
(12) months of this Agreement. At least three (3) months prior to the end of the initial and each subsequent twelve (12) month period, the parties will conduct annual price negotiations in good faith to mutually determine an updated price list for the coming twelve (12) month period. Key pricing factors to be considered by the parties in establishing updated price lists are global price developments for raw materials, commodities, labor costs and exchange rates. In case of unexpected substantial changes in these key pricing factors, the parties agree that they will negotiate in good faith concerning interim adjustments to the price list, with such interim adjustments to go into effect three (3) months following agreement of the parties on such adjustments.

                      b) The prices are F.O.B. and shall include export packaging. All other costs shall be the responsibility of the Company.



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               2.3 Payment. The Company shall issue payment via wire transfer net thirty (30) days after invoice date. All payments shall be made in Deutschmarks.

               2.4 Shipping. Product shipments will be made FOB. Title and risk of loss shall pass to the Company as soon as the Product has been loaded on board at port of departure.

               2.5 Product Acceptance. Within three (3) days of its receipt of a shipment, the Company will promptly inspect the contents for quantity and visible damage and notify Hornschuch of discrepancies. If the shipment is incomplete or incorrect, Hornschuch shall ship the correct Product in its next shipment to the Company.

               2.6 Cancellation of Product.

                      The Company agrees to provide Hornschuch with six (6) months written notice of any Product pattern which it is eliminating.

               2.7 Limited Warranty.

                      a) As limited to the remedies provided herein, Hornschuch warrants that the Products sold under this Agreement will be substantially free from defects in material and workmanship, that all of the Products will conform to applicable designs and specifications.

                      b) In no event does any warranty extend to damage to Products resulting from extraneous causes not attributable to Hornschuch, including damage caused in whole or in part by improper storage, installation, operation, or maintenance, misuse, neglect or abuse, or unauthorized alteration.

               2.8 Force Majeure.

                      a) If either party in good faith is rendered wholly or partially unable by Force Majeure to carry out its obligations under this Agreement, and if that party gives prompt written notice and full particulars of such Force Majeure to the other party, that party shall be excused from performance of its obligations during the continuance of any inability, but for no longer period. Such cause shall be remedied as fast as possible with all reasonable speed, and with all reasonable efforts, and notice shall be given when the cause is remedied. During the period of any Force Majeure, the parties shall cooperate to perform under this Agreement to the best of the parties' ability.

                      b) "Force Majeure" means an act of God, acts of public enemies, wars, other hostilities, blockades, insurrections, riots, epidemics, quarantine restrictions, floods, lightning, fire, storms, earthquakes, floods, washouts, arrests, restraints of rulers and people, civil disturbances, acts of any governmental or local authority, strikes, labor disputes, inability to obtain labor, or material, accidents, transportation strikes or delays, embargoes or restrictions and any other acts and causes, not within the control of the party claiming excuse from performance, which by the exercise of due diligence and reasonable effort, that party shall not have been able to foresee, avoid or overcome.



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               2.9 Minimum Purchase Levels. The Company shall have the following minimum purchase levels:

                      a) First 12 months of Term (as hereinafter defined):
2,000,000 DM;

                      b) Second 12 months of Term: 5,000,000 DM; and

                      c) For any successive 12 month period, the minimum purchase shall increase by thirty percent (30%).

               2.10 Marketing. The Company shall, at its own expense, be responsible for marketing the Products which shall include at a minimum the following:

               -      creation and distribution of Product catalogs

               -      creation and distribution of display and sales materials

               -      participation at appropriate sales opportunities

               2.11 Use of Other Products. During the term of the Agreement, the Company shall be entitled to engage in the business, whether directly or indirectly, of selling other self adhesive decorative coverings in the Territory which may compete with the Products, which shall include without limitation its Con-Tact product line, the shelf liner product line and Grip Tex product line.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF HORNSCHUCH

               3.1 Products Not Previously Licensed. Hornschuch represents and warrants to the Company that it has not licensed the rights to sell Products in the Territory to any other person.

               3.2 Authorized to Enter Agreement. Hornschuch hereby represents and warrants that it is an AG duly organized and validly existing under the laws of the State of Germany; that it is duly qualified and authorized to enter into and perform its obligations under this Agreement; that it has full power, authority and legal right to enter into and perform this Agreement; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Hornschuch.


                                    ARTICLE 4

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

               4.1 Authorized to Enter Agreement. The Company hereby represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of Delaware; that it is duly qualified and authorized to enter into and perform its obligations under



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this Agreement; that it has full power, authority and legal right to enter into and perform this Agreement; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the part of the Company; that this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms; that its performance of its obligations under this Agreement does not conflict with any other agreement or government regulation; and that no consent from any third party is required for it to perform its obligations under this Agreement.


                                    ARTICLE 5

                           RELATIONSHIP OF THE PARTIES

               5.1 Not a Joint Venture. Nothing in the relationship between the Company and Hornschuch under this Agreement is intended or is to be construed to constitute Hornschuch and the Company partners or joint venturers, or to constitute the Company, the employee or agent of Hornschuch, or the employees or agents of the Company, employees or agents of Hornschuch.

               5.2 No Authority to Create Obligations. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party in regard to any contract, agreement or undertaking with any third party.


                                    ARTICLE 6

                                      TERM
                             DEFAULT AND TERMINATION

               6.1 Term.

                      The term of this Agreement, unless sooner terminated pursuant to Section 6.3 hereof, shall be for a period of three (3) years from the date hereof (the "Term"). It shall automatically renew for additional one-year periods unless either party notifies the other six (6) months prior to the scheduled expiration of its intention not to renew.

               6.2 Waiver of Performance. A failure of any party hereto at any time to require performance by the other party of any provision hereof shall in no way affect that party's right to require such performance at any time thereafter. The waiver by a party of a breach of any provision contained herein shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of any other provision hereof.

               6.3 Defaults. If any of the following events of default (an "Event of Default") shall at any time occur, the non-breaching party upon written notice to the breaching party may, at its sole option, terminate this Agreement, which termination shall be effective upon such notice (except as set forth in 6.3(a).



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               The occurrence of any of the following shall constitute an Event of Default hereunder:

                      a) Either party shall default in performance of or compliance with any material condition or covenant of the Agreement, and such default, shall not have been remedied or steps initiated to remedy the same to the complaining party's reasonable satisfaction, within thirty (30) calendar days of the breaching party's receipt of notice, except for a breach of Section
2.9 which shall require ninety (90) calendar days notice.

                      b) The Company shall cease to function as going concern by suspending or discontinuing its business for any reason except for periodic shutdowns in the ordinary course of business and interruptions caused by strike, labor dispute or any other events over which it has no control.

                      c) A receiver for the Company shall be appointed or applied for, or a general assignment shall be made for the benefit of its creditors or any proceeding involving the Company shall be voluntarily commenced by it under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of Germany or any state or such proceedings shall be involuntarily instituted against the Company, and the Company by any action shall indicate its approval of or consent, or acquiescence therein, or the same shall remain undismissed for sixty (60) days.

               6.4 Remedies.

                      In the event of a breach of this Agreement by either party, the aggrieved party shall be entitled to exercise any legal, equitable or other rights or remedies to which it is entitled, including without limitation, the right to obtain injunctive relief or specific performance with respect to the violation of any agreement, condition or covenant herein contained. No bond shall be required for any injunctive relief.

               6.5 Indemnity.

                      a) Hornschuch shall indemnify and hold harmless the Company for any costs, liability or expenses, including reasonable attorneys' fees which arise from a claim of a third party claiming product liability and infringement of any intellectual property rights relating to the Products.

                      b) Notwithstanding the forgoing, the Company has expressly agreed to be responsible for the labeling of Products and only claims relating thereto. Hornschuch has not researched required or suggested language for any country in the Territory. Therefore, the Company shall be liable for any claims which could have been limited by different labeling.

                      c) Each party must notify the other of any such claim or potential infringing uses within 15 days of its own notice thereof and cooperate fully with the other in order to receive indemnity.


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                                    ARTICLE 7

                                  MISCELLANEOUS


               7.1 Litigation Expenses. If either party commences an action arising out of this Agreement, or the breach hereof, or the transactions contemplated hereby, each party shall pay its own legal fees, costs and expenses incurred in connection with the prosecution or defense of such action.

               7.2 Assignment. This Agreement or any right hereunder may not be assigned by the Company without the express written approval of Hornschuch, which may be granted or withheld in Hornschuch's sole discretion.

               7.3 Notices. Any notice or other communication required or permitted to be given by either party shall be given in writing by registered certified mail, postage prepaid or air courier addressed to each respective party at the address shown below:

                             The Company

                             Decora Manufacturing
                             1 Mill Street
                             Fort Edward, NY 12828
                             Attention: Nathan Hevrony

        With Copy to:

                             Miller & Holguin
                             1801 Avenue of the Stars, Ste. 700
                             Los Angeles, CA 90067
                             Attention: Dale S. Miller, Esq.

                             Hornschuch

                             Konrad Hornschuch
                             Postfach
                             Weisbach
                             Germany 74679
                             Attn:  Hans-Georg Stahmer

or to such other address as either party shall indicate by proper notice to the other in the same manner as provided above. All notices will be deemed effective three business days after mailing in accordance with the above provisions.

               7.4 Article Headings. Article headings contained in this Agreement are included for convenience only, and are not a part of the agreement between the parties.



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               7.5 Invalid or Void Provisions. If any provision of this
Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable law so as to be valid, legal and enforceable in such jurisdiction so deeming and the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, or if such provision cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

               7.6 Choice of Law, Venue. This Agreement shall be governed by the laws of New York. Both parties agree that they shall submit to personal jurisdiction to courts in New York and shall accept and agree to venue in New York, New York.

               7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be identical and may be introduced in evidence or used for any other purpose without any other counterpart, but all of which shall together constitute one and the same agreement.

               7.8 Entire Agreement. This Agreement, including the Exhibits attached hereto, the Secrecy Agreement, the Loan Agreement and its related Security Agreement and the License Agreement constitute the entire understanding and agreement of the parties hereto with respect to the matters described herein and supersede all prior agreements or understandings, written or oral, between the parties with respect thereto.

               7.9 Amendment or Waiver. Neither this Agreement nor any provision hereof may be amended or waived, except by an instrument in writing properly executed by the party against which enforcement of such change or waiver is sought.

               7.10 Binding Upon Successors and Assigns. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                                            DECORA, INCORPORATED



                                            By: /s/ [Signature Illegible]
                                               ---------------------------------

                                            KONRAD HORNSCHUCH



                                            By: /s/ [Signature Illegible]
                                               ---------------------------------



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                                  SCHEDULE 2.2

                                   PRICE LIST



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